Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement on Form 8K/A dated November 12, 2013 of On Time Express, Inc. and Consolidated Variable Interest Entity (On Time Express) of our report dated February 19, 2013, on our audits of the consolidated balance sheets of On Time Express as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.

Phoenix, Arizona

November 8, 2013

www.eidebailly.com

1850 N. Central Ave., Ste. 400  |  Phoenix, AZ 85004-4624  |  T 602.264.5844  |  F 602.277.4845  |  EOE